UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549


                                   FORM  12B-25

                           NOTIFICATION  OF  LATE  FILING

(Check  One):     [ ] Form 10-K   [   ] Form 20-F [   ] Form 11-K  [X] Form 10-Q
                  [ ]  Form  N-SAR

     For  Period  Ended:  September  30,  2002
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     [  ]  Transition  Report  on  Form  10-K
     [  ]  Transition  Report  on  Form  20-F
     [  ]  Transition  Report  on  Form  11-K
     [  ]  Transition  Report  on  Form  10-Q
     [  ]  Transition  Report  on  Form  N-SAR
     For  the  Transition  Period  Ended:

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  Read  Instruction (on back page) Before Preparing Form.  Please Print or type.

            NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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   If  the  notification  relates to a portion of filing checked above, identify the  Item(s)  to  which  the  notification  relates:
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                         PART  I-  REGISTRANT  INFORMATION

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                             Full  Name  of  Registrant
     The  Topaz  Group,  Inc.
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                            Former  Name  if  Applicable

     N/A
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    126/1 Krungthonburi Road, Banglampoo Lang, Klongsarn
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       Address  of  Principal  Executive  Office  (street  and  Number)


     Bangkok  10600  Thailand
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       City,  State,  and  Zip  Code

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PART  II--RULES  12b-25(b)  AND  (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to the Registrant's small accounting staff, the financial statements were unable to be completed within the prescribed time period.

PART  IV--OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 Mitchell  S.  Nussbaum         212                 407-4159
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(Name)                      (Area  Code)        (Telephone  Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

           [  X  ]  Yes  [  ]  No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject or portion thereof?
           [     ]  Yes  [ X ]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              The Topaz Group, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November  14,  2002      By:   /s/  Terrance  C.  Cuff
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                                      Name:     Terrance  C.  Cuff
                                      Title:    Chief  Financial  Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                               ATTENTION

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Intentional  misstatements  or  omissions  of  fact  constitute Federal Criminal
Violations  (See  U.S.C.  1001)
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